Exhibit 99.1
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AT THE COMPANY                       AT  FINANCIAL RELATIONS BOARD
--------------                       --  -------------------------
William N. Hahne                     Marilynn Meek - General Info (212) 445-8451
President and CEO
(713) 877-8006



FOR IMMEDIATE RELEASE:
----------------------
July 8, 2004


              KCS ENERGY, INC. PROVIDES GULF COAST DRILLING UPDATE
              ----------------------------------------------------


HOUSTON, TX, July 8, 2004 -- KCS Energy, Inc. (NYSE: KCS) today announced results of 2004 Gulf Coast drilling activity.

Year to date, KCS has drilled eight exploration wells in the south Texas area, of which seven have been completed and one is currently awaiting completion operations. In addition, the Company has drilled seven development wells in south Texas and two development wells in other areas of the Gulf Coast region.

Significant well test information includes:

Coquat Field, Live Oak County - Three exploration wells have been drilled.
-----------------------------
Additional wells are anticipated later this year.

     >> The Meider Gas Unit #4 (KCS WI = 57%) - Tested a lower Wilcox zone at 2,280 MCFPD; set a temporary plug and is currently producing a second lower Wilcox interval at 8,750 MCFEPD at 5,330 PSI flowing tubing pressure. The zones will eventually be commingled. The well also has a number of additional pay zones behind pipe.

     >> The Maguglin Gas Unit #4 (KCS WI = 58%) - Found three productive pay zones by log analysis. The well is being completed and is scheduled to be on production in mid-July.

La Reforma Field, Hidalgo County - Two exploration wells have been drilled and
--------------------------------
an additional two to four wells are planned in 2004.

     >> The Guerra C-2 (KCS WI = 32%) - Commingled in four zones and tested at an initial rate of 1,630 MCFEPD. Additional pay zones exist behind pipe.

     >> The Guerra D-1 (KCS WI = 24%) - Fracture stimulated in four zones and tested at a commingled flow rate of 6,100 MCFEPD. Two additional pay zones are available shallower in the well bore. The well is currently awaiting pipeline tie-in with sales expected to begin in mid-July.

West Mission Valley Field, Victoria County - One exploration well and three
------------------------------------------
development wells were drilled and one well was re-completed. An additional development well recently reached total depth in the adjacent East Marshall Field and should be on production later this month.

     >> The Coleto Point #3 (KCS WI = 24%) - This development well was completed at an initial rate of 5,550 MCFEPD.

     >> The Coleto Point #2 (KCS WI = 26%) - This exploration well found a pay sand which tested at an initial rate of 1,080 MCFPD.

     >> The Cooley #11 (KCS WI = 50%) - This existing well was re-completed to an upper Wilcox sand at an initial flow rate of 3,440 MCFPD and 210 BCPD. This is the first completion in this zone in the field. Additional workovers and drill wells are being evaluated.

Other
-----

     >> The Maco Stewart A-32 development well at the Dickinson Field (KCS WI = 100%) found a number of productive field pay sands. The well was drilled further and found pay in a deeper Frio sand, however, the zone watered out quickly. The well was re-completed to the lowermost field pay and is currently producing at 2,670 MCFEPD.

     >> The Dunn-Peach #1 exploration well in Kleberg County (KCS WI = 25%) - Recently discovered a new reservoir and will be tested in mid-July.


Hedging Program Update
----------------------

KCS has continued to layer in additional hedges on oil and gas production. Since our press release on May 5, 2004, we have placed additional swaps on natural gas for the third quarter of 2004 for 8,370 MMBTU per day at an average price of $6.47 per MMBTU and crude oil swaps for 500 BOPD at a price of $39.70 per barrel. For 2005 the Company has added hedges on 500 BOPD at prices of $36.16, $35.22, $34.56 and $33.99 per barrel for the first through fourth quarters, respectively.

Commenting on the drilling results, William N. Hahne, President and Chief Operating Officer observed, "The South Texas drilling program compliments our exploitation programs in the Arklatex region with higher potential prospects. We are particularly pleased with the high success ratios we've experienced in the Gulf Coast where we've completed all 17 wells drilled".

The following abbreviations are utilized herein:

WI - Working Interest
BCFE - Billion Cubic Feet of Natural Gas Equivalent
MCFE - Thousand Cubic Feet of Natural Gas Equivalent
MCFPD - Thousand Cubic Feet of Natural Gas Per Day
MMCFEPD - Million Cubic Feet of Natural Gas Equivalent Per Day
MMBTU - Million British thermal units
BCPD - Barrels of Condensate Per Day
BOPD - Barrels of Oil Per Day
PSI--Pounds per Square Inch of pressure

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

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